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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE                         CONTACT:
                                              Trudi Allcott
June 15, 2001                                 Manager, Communications
                                              Owens & Minor
                                              804-935-4291
                                                 or
                                              Richard F. Bozard
                                              Treasurer, Vice President
                                              Owens & Minor
                                              804-965-2921

              Owens & Minor Announces Proposed Private Offering of

                   $200 Million in Senior Subordinated Notes


Richmond, VA....(NYSE-OMI) Owens & Minor announced today that it proposes to make a private offering of $200 million in aggregate principal amount of Senior Subordinated Notes due 2011. The company intends to use the proceeds of the proposed offering, in part, to fund the purchase of its outstanding $150 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2006, and other general corporate purposes.

The securities proposed to be offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities. No assurance can be given that the proposed offering can be completed on acceptable terms.

Safe Harbor Statement

This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Va., is the nation's leading distributor of national name brand medical/surgical supplies. The company's distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management, logistics and technology. For fax copies of Owens & Minor's news releases, contact Company News On-Call at (800) 758-5804, ext. 667125.

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